SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Fidelity Charles Street Trust

(Name of Registrant as Specified In Its Charter)

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FOR USE ON INSTITUTIONAL.FIDELITY.COM

January 12, 2018

Q&A RE: FIDELITY GLOBAL STRATEGIES FUND AND

FIDELITY GLOBAL BALANCED FUND MERGERS WITH FIDELITY ASSET MANAGER 60%

Q1:	I understand that Fidelity is proposing to merge Fidelity Global Strategies Fund and Fidelity Global Balanced Fund with Fidelity Asset Manager 60%. What can you tell me?

A:	That’s correct. The Board of Trustees of Fidelity Global Strategies Fund and Fidelity Global Balanced Fund unanimously approved submitting a proposal to shareholders to merge each fund with Fidelity Asset Manager 60%. If the mergers are approved, shareholders of the target funds will receive shares of Asset Manager 60%, based on the relative net asset values at the close of business on the date of the merger.

Q2:	Why are you proposing to merge the Fidelity Global Strategies Fund and Fidelity Global Balanced Fund with Fidelity Asset Manager 60%?

A:	We believe, and the Board of Trustees unanimously agreed, that these mergers are in the best interests of shareholders of each fund. The proposed mergers will permit Fidelity Global Strategies Fund and Fidelity Global Balanced Fund to pursue a similar asset allocation strategy in a larger combined fund.

A Special Meeting of the shareholders of Fidelity Global Balanced Fund and Fidelity Global Strategies Fund is expected to be held on or about March 8, 2018 and approval of the mergers will be voted on at that time. A combined proxy statement and prospectus containing more information with respect to the proposed mergers will be provided to shareholders of record of Fidelity Global Balanced Fund and Fidelity Global Strategies Fund in advance of the meeting.

Q4:	What else can you tell me about the proposed mergers?

A:	Additional details are available in the proxy statement being sent to shareholders on or about January 12, 2018.

Q5:	Are the mergers being proposed due to performance concerns?

A:	No. We believe, and the Board of Trustees unanimously agreed, that merging the funds is in the best interests of shareholders. The proposal is part of our regular practice of reviewing and assessing our product line.

The proxy statement that is being sent to shareholders on or about January 12, 2018, provides greater detail.

FOR USE ON INSTITUTIONAL.FIDELITY.COM

Q6:	Who needs to approve the mergers? Do shareholders have to vote on the mergers?

A:	SEC rules require that shareholders of the target fund(s) (in this case Fidelity Global Strategies Fund and Fidelity Global Balanced Fund) vote on the merger. Proxy materials are being sent to shareholders on or about January 12, 2018 and we expect to hold a shareholder meeting on or about March 8, 2018.

Q7:	How will Fidelity notify shareholders of the proposed mergers? And when will shareholder approval be sought?

A:	All information related to the proposal will be included in the proxy statement that is being sent to shareholders on or about January 12, 2018. Shareholders of record as of January 12, 2018 are entitled to vote on each proposal at the shareholder meetings expected to be held on or about March 8, 2018.

Q8:	If approved, when would the mergers be complete?

A:	If approved, and without any adjournments, we anticipate that the mergers will close in April 2018.

Q9:	Will you close Fidelity Global Strategies Fund and Fidelity Global Balanced Fund?

A:	As of the close of business on Friday, August 11, 2017, Fidelity Global Strategies Fund and Fidelity Global Balanced Fund were closed, limiting new purchases to existing shareholders of the fund.

Q10:	What are your plans for Fidelity Global Strategies Fund and Fidelity Global Balanced Fund in the event shareholders do not approve the merger proposals?

A:	The mergers are not dependent on one another, and if shareholders of a target fund do not approve the merger, FMR will recommend liquidation.

Q11:	How would a fund liquidation work?

A:	If shareholders of a target fund do not approve the merger, FMR will propose liquidation of the target fund to the fund’s Board of Trustees and, if approved by the Board, shareholders would then be notified. Following notification, FMR would then proceed with the liquidation and cash would be returned to shareholders. The mergers are not mutually dependent and Fidelity may recommend liquidation for one or both of the target funds.

Q12:	Who will pay for the expenses related to the proxy?

A:	Proxy-related expenses for the merger proposal of Fidelity Global Balanced Fund will be borne by that fund’s shareholders. Under the terms of the all-inclusive management contract for Fidelity Global Strategies Fund, Fidelity will bear that fund’s proxy costs.

FOR USE ON INSTITUTIONAL.FIDELITY.COM

Q13:	What are the assets under management for these funds?

A:	As of December 31, 2017, Fidelity Global Balanced Fund had $482 million in assets, Fidelity Global Strategies Fund had $175 million in assets, and Fidelity Asset Manager 60% had $2.2 billion.

Q14:	Who manages the target and acquiring funds?

A:	Geoff Stein is the portfolio manager of Fidelity Global Strategies Fund and lead manager of Fidelity Global Balanced Fund. Geoff also is the portfolio manager of Fidelity Asset Manager 60%. If the merger is approved, no changes will be made to Geoff’s role on Fidelity Asset Manager 60%.

Q15:	Is the merger considered a taxable event for federal income tax purposes?

A:	No. FMR will obtain an opinion of counsel that the mergers will qualify as tax-free reorganizations for federal income tax purposes. As a result, a shareholder’s exchange of his/her target fund shares for shares of the acquiring fund in the merger transaction will not result in recognition of gain or loss for federal income tax purposes.

If needed: Shareholders will be able to find detailed information about tax considerations in the proxy materials.

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Before investing, have your client consider the portfolio’s investment objectives, risks, charges, and expenses. Please visit www.fidelity.com or institutional.fidelity.com for a prospectus or if available, a summary prospectus, containing this information.

Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.

In general, the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities). Fixed income securities also carry inflation risk, liquidity risk, call risk and credit and default risks for both issuers and counterparties. Lower-quality fixed income securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. Foreign investments involve greater risks than U.S. investments, and can decline significantly in response to adverse issuer, political, regulatory, market, and economic risks. Any fixed-income security sold or redeemed prior to maturity may be subject to loss.

Foreign markets can be more volatile than U.S. markets due to increased risks of adverse issuer, political, market, or economic developments, all of which are magnified in emerging markets. These risks are particularly significant for investments that focus on a single country or region.

Fidelity Investments Institutional Services Company, Inc.

500 Salem Street, Smithfield, RI 02917

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Subject: Proposal Submitted to Merge Fidelity Global Strategies Fund and Fidelity Global Balanced Fund with Fidelity Asset Manager 60%

Accessing the following links constitutes your agreement to the institutional.fidelity.com IFC User Agreement & Terms of Use.

On or about January 12, Fidelity is submitting a proposal to shareholders to merge Fidelity Global Strategies Fund (with retail and Advisor share classes) and Fidelity Global Balanced Fund with Fidelity Asset Manager 60% (with retail and Advisor share classes).

A Special Meeting of the shareholders of Fidelity Global Balanced Fund and Fidelity Global Strategies Fund is expected to be held on or about March 8, 2018, and approval of the mergers will be voted on at that time. A combined proxy statement and prospectus containing more information with respect to the proposed mergers will be provided to shareholders of record of Fidelity Global Balanced Fund and Fidelity Global Strategies Fund in advance of the meeting. If approved, and without any adjournments, we anticipate that the mergers will close in April 2018.

We believe that the proposed mergers are in the best interests of shareholders of each fund. The mergers will permit Fidelity Global Strategies Fund and Fidelity Global Balanced Fund to pursue a similar asset allocation strategy in a larger combined fund.

If the mergers are approved, shareholders of the target funds will receive shares of Fidelity Asset Manager 60%, based on the relative net asset values at the close of business on the date of the merger. The merger is structured to be a tax-free transaction. As a result, a shareholder’s exchange of his/her target fund shares for shares of the acquiring fund in the merger transaction will not result in recognition of gain or loss for federal income tax purposes.

Read the Q&A to learn more, and if you have any questions please contact your Fidelity representative.

Not FDIC Insured • May Lose Value • No Bank Guarantee

Not NCUA or NCUSIF insured. May lose value. No credit union guarantee.

For investment professionals.

Unless otherwise disclosed to you, in providing this information, Fidelity is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any investment or transaction described herein. Fiduciaries are solely responsible for exercising independent judgment in evaluating any transaction(s) and are assumed to be capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies. Fidelity has a financial interest in any transaction(s) that fiduciaries, and if applicable, their clients, may enter into involving Fidelity’s products or services.

Third-party trademarks and service marks are the property of their respective owners. All other trademarks and service marks are the property of FMR LLC or an affiliated company.

Before investing, have your client consider the fund’s investment objectives, risks, charges, and expenses. Contact Fidelity or visit institutional.fidelity.com for a prospectus or, if available, a summary prospectus containing this information. Have your client read it carefully.

FIDELITY INVESTMENTS INSTITUTIONAL SERVICES COMPANY, INC., 500 SALEM STREET, SMITHFIELD, RI 02917

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